Exhibit 99.1
Shengkai Innovations, Inc. Announces 1 for 2 Reverse Stock Split

TIANJIN, China, March 8, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV - News) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced the Company will implement a 1 for 2 reverse stock split of its issued and outstanding common stock ("Reverse Split"), effective on Friday, March 9, 2012. The Reverse Split was approved by the shareholders of the Company on the 2012 Annual Meeting of Shareholders on December 22, 2011. The Company's common stock will continue to trade under the symbol "VALV" on the Nasdaq Global Market after the Reverse Split.

Immediately upon the Reverse Split becoming effective, every two shares of common stock of the Company prior to the Reverse Split will be combined into one share of common stock of the Company. Any owner of less than a single full share of common stock after the Reverse Split will receive a full share of common stock in lieu of the fractional share. The Reverse Split will reduce the number of shares of common stock outstanding to approximately 16.7 million shares from approximately 33.3 million shares, based on the number of shares outstanding as of March 8, 2012.

The Company's transfer agent, Broadridge Corporate Issuer Solutions, Inc. will process the corporate action. The Company's shareholders are required to exchange their current stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split upon receipt of instructions and documents necessary to obtain the new certificates from Broadridge Corporate Issuer Solutions, Inc.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Shengkai Innovations, Inc.
David Ming He, CFO
+86-22-5883-8509
ir@shengkai.com
http://www.shengkaiinnovations.com